Exhibit 3.1
EXECUTION COPY
AMENDMENT AGREEMENT
          THIS AMENDMENT AGREEMENT (this “Amendment”) is made and entered into as of August 1, 2008, by and among DLJ MB IV HRH, LLC, a Delaware limited liability company (“DLJMB”), DLJ Merchant Banking Partners IV, L.P., a Delaware limited partnership (“DLJMB Partners”), DLJMB HRH VoteCo, LLC, a Delaware limited liability company (“DLJMB LLC”), Morgans Hotel Group Co., a Delaware corporation (“Morgans Co.”), and Morgans Group LLC, a Delaware limited liability company (“Morgans”).
          WHEREAS, the parties referenced above have entered into a Second Amended and Restated Limited Liability Company Agreement for Hard Rock Hotel Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of May 30, 2008 (the “LLC Agreement”); and
          WHEREAS, pursuant to Section 6.3(m) of the LLC Agreement, the approval of the Board is required for the Land Loan Borrower (as defined below) to enter into agreements to acquire and finance a portion of the Excess Land; and
          WHEREAS, the Board has determined to approve the execution and delivery of agreements for the Approved Land Transaction (as defined below), upon the condition that the parties enter into certain amendments and modifications to the LLC Agreement, which amendments and modifications are set forth in this Amendment;
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          1. Definitions.
               (a) Capitalized terms used in this Agreement and not defined herein shall have the respective meanings assigned to them in the LLC Agreement.
               (b) The following new definitions shall be added to Article 1 of the LLC Agreement:
               “‘Additional Land Capital Contributions’ is defined in Section 3.4(d).”
               “‘Additional Land Costs’ means funds required by the Company or any of its Subsidiaries (including the Land Loan Borrower) as a result of (a) any principal, interest, debt service, or other costs, expenses, fees, charges or amounts owed by the Land Loan Borrower or any other Subsidiary of the Company in connection with the Land Loan Borrower’s acquisition and financing of a portion of the Excess Land and any related loan and security agreements, or (b) any real estate taxes, insurance premiums, operation, maintenance or repair costs, or any other costs, expenses, fees, charges or amounts relating to ownership, operation, maintenance or management by the Land Loan

Borrower or any other Subsidiary of the Company of the portion of the Excess Land acquired by the Land Loan Borrower.”
               “‘Approved Land Transaction’ means (a) the purchase and financing of a portion of the Excess Land by the Land Loan Borrower approved by the Board, subject to the parties entering into the amendments and modifications to the LLC Agreement set forth in this Amendment and (b) the use of the proceeds from such purchase and financing to satisfy the amortization payment required under Section 2.4.2(b) of the Mortgage Loan Agreement.”
               “‘Gansevoort’ means (a) Gansevoort Hotel Group, LLC and any Subsidiary thereof and (b) any other Affiliate of Gansevoort Hotel Group, LLC.
               “‘Initial Additional Land Capital Contributions’ means the first Additional Land Capital Contributions made after the date hereof in an aggregate amount equal to (x) $110,000,000 less (y) all amounts funded by the DLJMB Parties used or required to pay (in whole or in part) (A) the amortization payment required under Section 2.4.2(b) of the Mortgage Loan Agreement, (B) any costs, expenses, fees, reserves, escrows and other charges and amounts due in connection with the closing of Land Loan Agreement and the Approved Land Transaction, (C) any Non-Recourse Carve-Out Liabilities (1) pursuant to the indemnification provisions of Section 15.4(a)(ii) or (2) under Section 1.2(xv) of the Non-Recourse Carve-Out Guaranty relating to the Land Loan Agreement and/or (D) any Non-Recourse Carve-Out Liabilities (1) pursuant to the indemnification provisions of Section 15.4(a)(iii) or (2) under the Prepayment Premium Flex Guaranty.”
               “‘Land Loan Borrower’ means HRHH Development Transferee, LLC, a Delaware limited liability company and a Subsidiary of the Company.”
               “‘Prepayment Premium Flex Guaranty’ means, collectively, (a) the provisions applicable to DLJMB and Morgans under that certain letter agreement, dated as of August 1, 2008, among Column Financial, Inc., Land Loan Borrower, NRFC UL Holdings, LLC, DLJMB and Morgans and (b) any modifications to the Land Loan Agreement or related loan documents entered into by DLJMB and Morgans (as guarantors) to effectuate the terms of such letter agreement, each as may be amended, modified or supplemented from time to time.”
               (c) The definition of “Non-Qualifying Contributions” in Article 1 of the LLC Agreement shall be amended and restated to read, in its entirety, as follows:
               “‘Non-Qualifying Contributions’ means, with respect to any distribution to be made pursuant to Section 4.2(b)(ii), (iii) or (iv), any New Capital Funding prior thereto that resulted in an adjustment to the Members’ Percentage Interests (to the extent such adjustment resulted from an increase in Committed Capital due to the posting of Equity Letters of Credit).”

               (d) The definition of “Non-Recourse Carve-Out Guaranties” in Article 1 of the LLC Agreement shall be amended and restated to read, in its entirety, as follows:
               “‘Non-Recourse Carve-Out Guaranties’ means, collectively, (a) that certain Guaranty Agreement, dated as of February 2, 2007, by DLJMB and Morgans in favor of Mortgage Lender, as amended by the Modification and Ratification of Guaranties, (b) that certain First Mezzanine Guaranty Agreement, dated as of November 6, 2007, by DLJMB and Morgans in favor of First Mezzanine Lender, (c) that certain Second Mezzanine Guaranty Agreement, dated as of November 6, 2007, by DLJMB and Morgans in favor of Second Mezzanine Lender, (d) that certain Third Mezzanine Guaranty Agreement, dated as of November 6, 2007, by DLJMB and Morgans in favor of Third Mezzanine Lender, (e) that certain Guaranty Agreement, dated as of August 1, 2008, by DLJMB and Morgans in favor of Column Financial, Inc., in its capacity as Lender under the Land Loan Agreement and (f) the Prepayment Premium Flex Guaranty, each as amended, restated, replaced, supplemented or otherwise modified from time to time.”
          2. New Section 3.4(d). The following shall be added as a new Section 3.4(d) of the LLC Agreement:
          “(d) Additional Land Costs. The Members acknowledge that, in accordance with Section 3.4(a)(iii), the New DLJMB Commitment related to Required Land Capital (including all amounts remaining thereunder) shall terminate, and the DLJMB Parties shall not be required to fund additional Required Land Capital, upon the completion by the DLJMB Parties of their funding of Required Land Capital for the Approved Land Transaction, which funding shall include amounts used or required to pay (w) a portion of the amortization payment required under Section 2.4.2(b) of the Mortgage Loan Agreement, (x) all costs, expenses, fees, reserves, escrows and other charges and amounts payable in connection with the closing of the Land Loan Agreement and the Approved Land Transaction, (y) any Non-Recourse Carve-Out Liabilities (1) pursuant to the indemnification provisions of Section 15.4(a)(ii) or (2) under Section 1.2(xv) of the Non-Recourse Carve-Out Guaranty relating to the Land Loan Agreement and/or (z) any Non-Recourse Carve-Out Liabilities (1) pursuant to the indemnification provisions of Section 15.4(a)(iii) or (2) under the Prepayment Premium Flex Guaranty. Any decision to call for or require additional Capital Contributions from the Members to pay for Additional Land Costs (the “Additional Land Capital Contributions”) shall be approved by the Board or, if DLJMB elects in its sole discretion to fund such Additional Land Capital Contributions with New Equity, in accordance with the provisions of Section 3.9 and Section 6.4. Each Capital Member that is not a Defaulting Member shall have the right to participate (on a pro rata basis in accordance with its respective Percentage Interest) in the funding of Additional Land Capital Contributions. However, in the event of (i) any disproportionate funding of Additional Land Capital Contributions by the Capital Members (i.e., other than on a pro rata basis in accordance with their respective Percentage Interests) and/or (ii) any funding of Additional Land Capital Contributions by Affiliates of the Capital Members in accordance with Section 3.9 and Section 6.4, the relative Percentage Interests of the Capital Members shall be adjusted, and the Percentage Interests of such

Affiliates shall be calculated, in a manner consistent with Percentage Interest adjustments in respect of New Capital Funding as set forth in Section 3.6(a), provided that, for purposes of determining such Percentage Interest adjustments and calculations, the Weighted Amount of any Additional Land Capital Contributions made by any Capital Member (pursuant to this Section 3.4(d)) or its Affiliate (pursuant to Section 3.9 and Section 6.4) shall be (x) with respect to the Initial Additional Land Capital Contributions representing Excess Incremental Capital, 1.75 multiplied by such Initial Additional Land Capital Contributions, and (y) with respect to any other Additional Land Capital Contributions, such weighting as determined by the Capital Members to be applicable to such Additional Land Capital Contributions. Any funding of Additional Land Capital Contributions by an Affiliate of a Capital Member as described in clause (x) of this Section 3.4(d) shall be deemed to be on Fair Market Terms, as such term is used in Section 3.9.”
          3. Amendment to Section 6.6. The last sentence of Section 6.6 shall be amended and restated to read, in its entirely, as follows:
          “Notwithstanding the foregoing, this Section 6.6 shall not be applicable to (A) the Initial Acquisition Financing or any New Financing obtained by the Company to the extent such Financing is obtained from an Affiliate of DLJMB; (B) any Letter of Credit posted, or any reimbursement of a drawing under a Letter of Credit, in accordance with Section 3.4 or (C) the Land Loan Agreement and the financing provided for therein.”
          4. New Section 6.13. The following shall be added as a new Section 6.13 to the LLC Agreement:
          “6.13 Covenant Regarding Other Manager. The DLJMB Parties agree that, in the event that the Management Agreement is terminated, and so long as either of the Morgans Parties or any of their Affiliates shall be a Member of the Company and collectively hold at least a five percent (5%) aggregate Adjusted Percentage Interest in the Company, neither the Company nor its Subsidiaries shall (and the DLJMB Parties shall cause the Company and its Subsidiaries not to) enter into any hotel management agreement, property management agreement, operating agreement, lease, or other agreement or arrangement with Gansevoort pursuant to which Gansevoort may occupy, manage or operate the Hotel/Casino or any portion thereof, or any other property or asset owned directly or indirectly by the Company or any or its Subsidiaries or any portion thereof; provided, however, that the Parties understand and agree, for the avoidance of doubt, that (i) Gansevoort may use, occupy, manage or operate any portion of the Excess Land it purchases from the Company or its Subsidiaries, and (ii) the Company or its Subsidiaries may (x) with Board approval, grant licenses, easements, rights to use or similar rights with respect to property or assets owned directly or indirectly by them (including, without limitation, the pool at the Hotel/Casino) as provided in any purchase and sale agreement (and related documents) entered into between a Subsidiary of the Company and Gansevoort relating to the purchase by Gansevoort of a portion of the Excess Land and (y) grant other non-material licenses, easements, rights to use and similar rights with respect to such property or assets. Notwithstanding the foregoing, (a) neither the DLJMB Parties nor the Company and its Subsidiaries shall be subject to the obligations set forth in Section 6.13 unless Gansevoort (as of the date of termination of the Management Agreement) is then, or previously had been, (1) an investor in the Company by virtue of holding any direct or indirect equity interest in any of the DLJMB Parties, or (2) an owner or lessee of any portion of the Excess Land, and (b) the restrictions in this Section 6.13 shall not be applicable to any third party acquiror of Gansevoort or a pre-existing Affiliate of such acquiror that (in each case) operated at least 5 hotels prior to the date of such acquisition. The parties agree that they shall not enter into any transaction that is intended to circumvent the terms of this Section 6.13.”
          5. Amended and Restated Section 15.4(a). Section 15.4(a) shall be amended and re-stated to read, in its entirety, as follows:
          “(a) DLJMB’s Payments Relating to Morgans’ Liabilities Under the Non-Recourse Carve-Out Guaranties. The DLJMB Indemnitors hereby unconditionally and irrevocably covenant and agree to indemnify and hold harmless the Morgans Indemnitees from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by Morgans under or in connection with the Non-Recourse Carve-Out Guaranties (collectively, “Morgans’ Non-Recourse Carve-Out Liabilities” and, together with DLJMB’s Non-Recourse Carve-Out Liabilities (as defined below), the “Non-Recourse Carve-Out Liabilities”) which are incurred in connection with any matters arising from, related to or in connection with (i) any act or omission constituting gross negligence, fraud or an illegal or criminal act on the part of DLJMB, its Affiliates or their respective officers, directors, shareholders, partners, agents, employees (including “contract” employees), affiliated and controlling persons, except for such actions approved by the Board, (ii) Section 1.2(xv) of the Non-Recourse Carve-Out Guaranty relating to the Land Loan Agreement or (iii) the Prepayment Premium Flex Guaranty. Promptly upon written demand therefor from a Morgans Indemnitee, and in any event not later than fifteen (15) days after the date a Morgans Indemnitee has delivered to DLJMB a written statement or notice therefor indicating the amount due and payable by the DLJMB Indemnitors pursuant to this Section 15.4(a), and the reason for such payment, the DLJMB Indemnitors shall make payment of such amount to the party requesting the same.”
          6. Amendment to Sections 17.3(a) and 17.5. The second and third sentences of Section 17.3(a) and the second sentence of Section 17.5 of the LLC Agreement shall be deleted and, in lieu thereof, the following shall be inserted:
“Except as contemplated by Section 3.9 or Section 3.12(e), this Agreement cannot be modified or amended without the express written consent of all of the Class A Members. The consent of the Class B Members or Class C Members shall not be required for any modification or amendment to this Agreement.”

          7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be the same document.
          8. No Other Amendments. Except as specifically amended hereby, all of the other terms and conditions of the LLC Agreement are hereby ratified and remain in full force and effect in accordance with their terms.
          9. Governing Law. All questions concerning the construction, validity, and interpretation of this Amendment will be governed by and construed in accordance with the internal law (and not the law of conflicts) of Delaware.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MORGANS HOTEL GROUP CO., a Delaware corporation
By:	/s/ MARC GORDON
	Name:	Marc Gordon
	Title:	Chief Investment Officer/EVP Capital Markets

MORGANS GROUP LLC, a Delaware limited liability company
By:	/s/ MARC GORDON
	Name:	Marc Gordon
	Title:	Chief Investment Officer/EVP Capital Markets

DLJ MB IV HRH, LLC, a Delaware limited liability company
By:	/s/ RYAN SPROTT
	Name:	Ryan Sprott
Title:

DLJ Merchant Banking Partners IV, L.P., a
Delaware limited partnership

By:	DLJ Merchant Banking IV, L.P., its
General Partner
By:	DLJ Merchant Banking, Inc.,
its General Partner

By:	/s/ RYAN SPROTT
	Name:	Ryan Sprott
Title:

S-1

DLJMB HRH VOTECO, LLC, a Delaware limited liability company
By:	/s/ RYAN SPROTT
	Name:	Ryan Sprott
Title:

S-2